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                                                                    EXHIBIT 99.1

                                  [ORIGEN LOGO]

FOR IMMEDIATE RELEASE
                                                     CONTACT: W. ANDERSON GEATER
                                                                    866.4 ORIGEN

     ORIGEN FINANCIAL ANNOUNCES CHANGES TO 2003 YEAR-END AND 2004 QUARTERLY FINANCIAL STATEMENTS TO CORRECT ACCOUNTING FOR LOAN POOL ACQUIRED AT A DISCOUNT

         SOUTHFIELD, MI. (March 31, 2005) - Origen Financial, Inc. (NASDAQ:
ORGN), a real estate investment trust that originates and services manufactured home loans, announced today that it would reduce interest income and earnings recognized during the 14 months ending December 31, 2004 by approximately $1.7 million. The reduction arises from an isolated interpretive error in applying accounting principles to a pool of loans acquired at a discount in October 2003. Loans acquired from others at a discount are required to be accounted for differently than loans originated by Origen.

         These loans, with an aggregate face value of approximately $56 million, were acquired for approximately $48 million, in part as the result of known and expected delinquencies on loans within the pool. During the course of the audit of the 2004 year-end financial statements, Origen's independent registered public accounting firm, Grant Thornton LLP, notified Origen that certain provisions of AICPA's Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans" had not been applied properly in accounting for these loans. Instead of recording interest income from these loans based on the estimated effective yield on the loan pool, interest income was recorded at the contractual interest rates of the loans in the pool. Losses on loans within the pool were offset against the discount rather than having been taken into account, together with the discount, in establishing the effective yield. If expected cash flows from loans in the pool are realized over time as currently estimated by Origen, future interest income would be expected to increase.

         The effective yield using estimated cash flows was determined to be less than the contractual rates, and therefore interest income and earnings were overstated beginning October 29, 2003. The effect of the correction will reduce earnings per share by $0.03 for the period from October 8, 2003 to December 31, 2003, and increase the loss per share by $0.06 for 2004. The 2004 loss is $3.0 million, or $0.14 per share, rather than the previously announced $1.8 million, or $0.08 per share. As a consequence, Origen intends to restate its financial statements for the 2003 period and for the first three quarters of 2004. The changes have no effect on Origen's cash flows for the applicable periods nor are they expected to affect Origen's operations, business prospects or its compliance with applicable licensing requirements.

         Ron Klein, CEO, stated, "Our management and Audit Committee are dedicated to proper accounting, fair reporting and keeping our stockholders and the markets fully informed as to our business. In this isolated transaction, interpretations of very complex accounting methodology were necessary and we applied the methodology that we thought was appropriate at the time. This application proved to be incorrect. The resulting deferral in the timing of recognition of

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revenues on loans purchased at a discount should not have any long-term negative effect on our business or prospects. The accounting adjustment has been made and we will institute procedures to help avert any similar situation in the future."

         On March 29, 2005, the Audit Committee of Origen's Board of Directors concluded that as a result of the accounting adjustment, the previously issued financial statements for the 2003 period and the first three quarters of 2004 should not be relied upon, and that Origen will restate these financial statements to make the necessary accounting corrections. This conclusion was discussed with Grant Thornton LLP, which audited the 2003 year-end statements and reviewed the 2004 quarterly financial statements. Grant Thornton LLP concurred with the Audit Committee's conclusion.

         The Audit Committee has instructed Origen's management to implement certain corrective changes to Origen's internal control procedures to improve the effectiveness of its disclosure controls and procedures and internal controls over financial reporting. In addition, for loans acquired at a discount in the future, if any, Origen will apply the accounting method described in the AICPA's Statement of Position 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer."

         Origen has filed for an extension of time to file its annual report under Rule 12b-25 and expects to file its Annual Report on Form 10-K for the year ended December 31, 2004 on or before April 15, 2005. Details of the restatement also will be reflected in amendments to Origen's Quarterly Reports on Form 10-Q for the first three quarters of 2004, and other filings with the SEC and NASDAQ, all of which will be filed in the near future.

FORWARD-LOOKING STATEMENTS

         This press release contains various "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and Origen intends that such forward-looking statements will be subject to the safe harbors created thereby. The words "will," "may," "could," "expect," "anticipate," "believes," "intends," "should," "plans," "estimates," "approximate" and similar expressions identify these forward-looking statements. These forward-looking statements, including statements regarding Origen's accounting for loans acquired at a discount, reflect Origen's current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause Origen's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the foregoing assumptions and those risks referenced under the headings entitled "Factors That May Affect Future Results" or "Risk Factors" contained in Origen's filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and Origen expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in Origen's expectations or future events.

ABOUT ORIGEN

         Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust. Based in Southfield, Michigan, with significant operations in Ft. Worth, Texas, Origen is a national consumer manufactured home lender and servicer. It offers a complete line of home only products and land home conforming and non-conforming products. Origen also provides servicing for manufactured home only and land home loans. For more information about Origen, visit www.origenfinancial.com.